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                                                                     Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                        CHEC ASSET RECEIVABLE CORPORATION

               The undersigned, a natural person being at least 18 years of age, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of Chapters 78 and 92A of the Nevada Revised Statutes (the "Nevada Private Corporations Law") hereby certifies that:

        1. The name of the corporation is CHEC Asset Receivable Corporation (the "Corporation").

        2. The purposes for which the corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the Nevada Private Corporations Law.

        3. The office of the Corporation is to be located in the State of Nevada.

        4. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value.

        5. The address of the Corporation's registered office is One East First Street, Reno, Nevada 89501. The name of the resident agent at this address is The Corporation Trust Company of Nevada.

        6. (a) The affairs of the Corporation shall be managed by a Board of Directors (the "Board" or the "Board of Directors"), which shall at all times following the


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issuance of Securities include at least one Outside Director. The number of directors of the Corporation shall be no less than 1 but no more than nine. The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the By-laws of the Corporation with the initial Board consisting of at least three members. The name and post office box or street address, either residence or business, of each member of the initial Board of Directors is as follows:




         NAME                                 ADDRESS
  Anthony H. Barone                    2728 N. Harwood Street
                                       Dallas, Texas 75201

  Stephen Janowsky                     2728 N. Harwood Street
                                       Dallas, Texas 75201

  Anne E. Duffield                     2728 N. Harwood Street
                                       Dallas, Texas 75201


The initial Board of Directors will serve as Directors until the first annual meeting of the shareholders, or until their successors are elected and qualified. When voting on matters subject to the vote of the Board, including those matters specified in this Article 6 and in Article 8 hereof, notwithstanding that the Corporation is not then insolvent, the Outside Director(s) shall take into account the interests of the creditors of the Corporation as well as the interests of the Corporation. An "Outside Director" shall be an individual who, for at least five years prior to being appointed by the Board, shall not have been, a director, officer or employee of, customer or supplier or indirect beneficial owner of 5% or more of the voting securities of, or customer or supplier, member of the immediate family of any such director, officer, employee, beneficial owner, customer or supplier of Centex Credit Corporation d/b/a Centex Home Equity Corporation, or any corporate affiliate of Centex Credit Corporation d/b/a Centex


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Home Equity Corporation. Notwithstanding the foregoing, an Outside Director may be a director or officer of one or more other corporations that is an affiliate or are affiliates of Centex Credit Corporation d/b/a Centex Home Equity Corporation, provided that (i) each such corporation is or was formed with limited purposes similar to the Corporation and (ii) such person does not earn, in the aggregate, material compensation for serving in such positions. For the purposes of the foregoing, an "affiliate" of an entity is an entity controlling, controlled by, or under common control with such entity. Notwithstanding any other provision of this Certificate of Incorporation or any other provision of law that so empowers the Corporation, in the event of the death, incapacity, or resignation of an Outside Director or such position is otherwise vacated, a successor Outside Director shall be appointed by the remaining directors of the Corporation and no action requiring the unanimous affirmative vote of the Board of Directors of the Corporation shall be taken until a successor Outside Director is elected and qualified and approves such action.

               (b) The Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors of the Corporation (including at least one Outside Director), institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action.

               (c) The Corporation shall maintain a separate principal office through which its


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business shall be conducted, and if such office is located in identifiable space within an affiliate of Centex Credit Corporation d/b/a Centex Home Equity Corporation, allocate fairly and reasonably any overhead for shared office space.

               (d) The Corporation shall maintain corporate records and books of account separate from any other person or entity and shall not commingle its corporate records and books of account with the corporate records and books of account of any other entity.

               (e) The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than three times per annum.

               (f) The funds and other assets of the Corporation shall not be commingled with those of any other entity.

               (g) The Corporation shall pay its own expenses and shall not guarantee or hold itself out as being liable for the debts of Centex Credit Corporation d/b/a Centex Home Equity Corporation or any of its affiliates.

               (h) The Corporation shall not form, or cause to be formed, any subsidiaries.

               (i) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

               (j) Meetings of the shareholders of the Corporation shall be held not less frequently than one time per annum.

               (k) The Corporation shall operate in such a manner that it would not be substantively consolidated with any other entity.

               (1) The Corporation shall maintain separate financial statements from any


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other entity.

               (m) The Corporation shall observe all corporate formalities.

               (n) The Corporation shall maintain an arm's-length relationship with its affiliates.

               (o) The Corporation shall use separate stationery, invoices and checks.

               (p) The Corporation shall not pledge its assets for the benefit of any other entity.

        7. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend and repeal from time to time By-laws of the Corporation.

        8. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without unanimous approval of the Board of Directors of the Corporation (which shall include the approval of at least one Outside Director), do any of the following:

               (a) engage in any business or activity other than the business and activities which the Corporation is permitted to engage in under Article 2;

               (b) incur any indebtedness, or assume or guaranty any indebtedness of any other entity other than as contemplated by Article 2;

               (c) merge or consolidate with or into any other entity or convey or transfer its properties and assets substantially as an entirety to an entity other than as contemplated by Article 2, unless:


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               (i) the entity (if other than the Corporation) formed or
     surviving the consolidation or merger or which acquires the properties and assets of the Corporation, expressly assumes the due and punctual payment of, and all obligations of the Corporation in connection with the indebtedness of the Corporation, and has a Certificate of Incorporation containing provisions identical to the provisions of Articles 2, 6, 10 and this Article 8; and

               (ii) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness; or

               (d) amend this Certificate of Incorporation to alter in any manner or delete Article 2, Article 6, Article 10 or this Article 8.

         9. The Corporation is to have perpetual existence.

        10. Subject to the limitations set forth in Article 8(d), the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        11. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, that nothing contained in this provision shall eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes Section 78.300. If the Nevada Private Corporations Law is amended to


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authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Law, as so amended. No amendment or repeal of this provision applies to or has any effect on the liability or alleged liability of any director or officer of this Corporation for or with respect to any acts or omissions of the director or officer occurring prior to the amendment or repeal, except as otherwise required by law.

        12. The Corporation shall, to the fullest extent permitted Nevada Private Corporations Laws, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by the Nevada Private Corporations Law. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise.

        13. The name and post office address of the incorporator signing these Articles of Incorporation are as follows:



           NAME                                     ADDRESS
     Anne E. Duffield                        2728 N. Harwood Street
                                             Dallas, Texas 75201


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        IN WITNESS WHEREOF, this certificate has been subscribed this 27th day of May, 1998 by the undersigned, being the sole incorporator of the Corporation, who affirms that the statements made herein are true under the penalties of perjury.

                                                /s/Anne E. Duffield
                                                  ------------------
                                                Sole Incorporator

STATE OF TEXAS    )
                  )
COUNTY OF DALLAS  )

        This instrument was acknowledged before me on May 27th, 1998, by Anne E. Duffield as Incorporator of CHEC ASSET RECEIVABLE CORPORATION.


(Seal, if any)                                /s/Lori A. Harden
                                              -----------------

                                              Notary
                                              (My commission expires: 1/29/00)



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